UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2016

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Wyman Street, Suite 250 Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 928-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities.

On June 9, 2016, the Board of Directors of Chiasma, Inc. (the “Company”) approved a corporate restructuring plan (the “Plan”) intended to focus the Company’s resources on the continued development of Mycapssa (octreotide) capsules for the maintenance treatment of adult acromegaly patients. The Plan includes an immediate reduction of approximately 33% of the Company’s workforce, including substantially all of its commercial personnel.

As a result of the reduction in force, the Company estimates that it will incur aggregate charges of approximately $1.4 million to $1.6 million for one-time severance and related costs in the second quarter of 2016, which charges are expected to result in cash expenditures that will be substantially complete by the end of the second quarter of 2017. An estimated additional $0.3 million to $0.4 million of one-time non-cash restructuring charges related to previously capitalized commercial software are also expected this quarter. The charges the Company expects to incur in connection with the Plan are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the Plan.

Item 5.02	Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the implementation of the Plan, the Company terminated the employment of Anand Varadan, the Company’s Chief Commercial Officer, effective as of June 17, 2016. Mr. Varadan will receive the severance and other separation benefits set forth in Mr. Varadan’s employment agreement, a copy of which was attached as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 15, 2015.

Item 8.01	Other Events.

On June 14, 2016, the Company issued a press release announcing the Plan, information related to its recent End of Review Meeting with the U.S. Food and Drug Administration and other related matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

Number	Description

99.1	Press Release of Chiasma, Inc. dated June 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiasma, Inc.

Date: June 14, 2016	By:	/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick Chief Financial Officer and Treasurer